Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement relating to the 2006 Employee Share Purchase Plan on Form S-8 of The Interpublic Group of Companies, Inc. (the “Corporation”) of our report dated March 22, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Corporation’s Annual Report on Form 10-K filed on March 22, 2006. We also consent to the reference to us as “experts” in the Registration Statement.
PricewaterhouseCoopers LLP
New York, New York
May 25, 2006